Exhibit 99.1

Designated Filer:	Insight Holdings Group, LLC
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	May 22, 2019

EXPLANATION OF RESPONSES

(1) Represents an award of restricted stock units (“RSUs”) to the non-employee directors (the “Award”) of Alteryx, Inc. (the “Issuer”). The Award shall fully vest on the earlier of (a) the date of the next annual meeting of the Issuer’s stockholders and (b) May 23, 2020, in each case, so long as the non-employee director continues to provide services to the Issuer through such date. Each RSU represents a contingent right to receive one share of the Issuer’s Class A Common Stock upon settlement for no consideration. Shares of the Issuer’s Class A Common Stock will be delivered to the reporting person following vesting.

(2) The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Insight Holdings”). Insight Holdings is the sole shareholder of Insight Venture Associates VIII, Ltd., or IVA Ltd. IVA Ltd is the general partner of Insight Venture Associates VIII, L.P., or Insight Venture Associates VIII, L.P., which is the general partner of Insight Venture Partners VIII, L.P., Insight Venture Partners (Cayman) VIII, L.P., Insight Venture Partners (Delaware) VIII, L.P., and Insight Venture Partners VIII (Co-Investors), L.P., or collectively, the Insight VIII Funds. Insight Holdings is also the sole shareholder of Insight Venture Associates Coinvestment III, Ltd., or IVAC Ltd. IVAC Ltd. is general partner of Insight Venture Associates Coinvestment III, L.P., or IVAC. IVAC is the general partner of Insight Venture Partners Coinvestment Fund III, L.P. and Insight Venture Partners Coinvestment Fund (Delaware) III, L.P., or collectively, the Coinvest III Funds and, together with the Insight VIII Funds, the Insight Funds. In addition, Holdings is the sole shareholder of Insight Venture Associates X, Ltd., which is the manager of IVP GP (Venice), LLC, which in turn is the general partner of IVP (Venice), L.P.  As a member of the board of managers of Insight Holdings, the reporting person may be deemed to indirectly beneficially own such shares. The reporting person disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

(3) All shares of common stock of the Issuer indicated as indirectly owned by the reporting person are included herein because the reporting person shares voting and dispositive control of the shares held of record by the Insight Funds as a member of the board of managers of Insight Holdings and has an indirect pecuniary interest in the shares of the issuer held of record by the Insight Funds. The reporting person disclaims beneficial ownership of all shares of common stock of the Issuer attributable to the Insight Funds except to the extent of his pecuniary interest therein.

(4) 13,139 shares of Class A Common Stock of the Issuer are owned by JPH DE Trust Holdings LLC, 45,928 shares of Class A Common Stock of the Issuer are owned by JPH Fund VIII LLC and 431,122 shares of Class A Common Stock of the Issuer are owned by JPH Private Investments LLC. The reporting person controls each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by each of JPH De Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. The remaining shares of Class A Common Stock are owned by the Insight Funds, IVAC and IVA LP as set forth in footnote (2). Footnote (3) is herein incorporated by reference.